Exhibit 10(j)

CLECO CORPORATE HOLDINGS LLC
SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is made and entered into to be effective as of July ___, 2016 (the “Effective Date”), by and between Cleco Power LLC, including its parent, Cleco Corporate Holdings LLC, and each of their respective subsidiaries and affiliates (collectively herein, the “Company”), and Keith D. Crump (“Executive”).

1.    Separation from Employment. As of December 31, 2016, Executive’s employment with the Company shall cease (his “Separation Date”). The parties hereto agree that, unless Executive shall be involuntarily terminated for Cause (as defined in the Company’s Executive Severance Plan, first adopted and effective as of October 28, 2011, as amended (the “Severance Plan”)) before his Separation Date, such separation shall be deemed to constitute: (a) a “Qualifying Separation” occurring during a “Change in Control Period,” pursuant to which “Change in Control Severance” may be payable hereunder (each such term given the meaning ascribed to it in the Severance Plan); and (b) an “involuntary termination without Cause,” during the 36-month following a “Change in Control,” pursuant to which “Change in Control Benefits” may be payable he Company’s Supplemental Executive Retirement Plan (the “SERP”) (each such term given the meaning ascribed to it therein).

2.    Condition Precedent; Waiver, Release and Covenants. In consideration of Executive’s execution of Basic Waiver, Release and Covenants (the “Waiver”) in the form attached hereto as Exhibit 1, and provided that such Waiver is timely executed by Executive and returned to the Company as set forth therein, and not thereafter revoked, the Company shall pay to Executive Change in Control Severance, more fully set forth in Section 3 hereof. Executive acknowledges and agrees that such severance is not for services he has rendered, or will render prior to his Separation Date, is not otherwise due or owing to him under any agreement (whether oral or written) with the Company or under any Company plan, policy or practice, other than as may be provided under the Severance Plan, and that such payment would not be made or owing absent his execution of the Waiver.

3.    Change in Control Severance: Executive acknowledges and agrees that “Change in Control Severance” shall consist of those amounts and benefits more fully described below, which shall be paid or provided in lieu of any other compensation or benefit described in the Severance Plan:

3.1    Cash Payment. Executive shall receive a single-sum payment in an amount equal to [$764,623.33], constituting payment in full of any “Annualized Base Compensation” and “Average Bonus” under the Severance Plan (as such terms are defined in the Severance Plan), which amount shall be paid not later than 30 days after the date on which Executive’s Waiver becomes irrevocable. (For avoidance of doubt, Executive acknowledges and agrees that his “Annualized Base Compensation,” as defined in the Severance Plan, is the amount of his base compensation determined before the transactions contemplated under the Agreement and Plan of Merger dated October 17, 2014, by and between Como 1 L.P., Como 3 Inc. and the Company were consummated.

3.2     Premium Payments. Provided that Executive timely elects to continue coverage under the Company’s group medical, dental and/or vision plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) (commonly, “COBRA”), the Company shall pay to Executive an amount equal to the full cost of the same type and level of coverage elected by Executive. Cash reimbursements hereunder shall be made monthly to Executive, 30 days in arrears, during the 24-month period following Executive’s Separation Date; provided that such payments shall earlier cease if Executive is or becomes eligible for coverage under another employer’s group medical plan during such period.

3.3    Pay for Performance Bonus; Retention Bonus. In accordance with Section 5.1 of the Severance Plan, Executive shall be paid the aggregate amount of [$213,827], representing the target bonus payable for the Company’s 2016 fiscal year under the Pay for Performance Plan and the Retention Bonus Plan, which amount shall be paid at the time determined in accordance with Section 3.1 hereof.

3.4    Relocation. In addition to the foregoing, Executive may receive those amounts and be provided those benefits described in Section 4.4 of the Severance Plan, subject to compliance with the terms and conditions set forth therein.

3.5    Reduction. Although not anticipated by the parties hereto, Executive acknowledges and agrees that he may be required to forego, in whole in or part, the cash payments and benefits otherwise described herein, in accordance with Section 4.6 of the Severance Plan, providing for reduction of such to the extent necessary to avoid the imposition of the excise tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended.

4.    Additional Retention Bonus. As of the date determined in accordance with Section 3.1 hereof, and subject to the conditions imposed thereunder, the Company shall pay to Executive the additional amount of [$127,615], representing the target amount payable under the Retention Bonus Plan for the Company’s 2017 fiscal year. (For avoidance of doubt, Executive acknowledges and agrees that except as provided herein, no other bonus or incentive payment shall be made or payable under such plans with respect to the Company’s 2016 fiscal year or any other performance period or cycle.)

5.    SERP Benefits. Executive’s benefits under the SERP shall be fully vested as of his Separation Date and shall be: (a) increased by adding three years to his age, subject to a minimum benefit of 50% of final compensation; and (b) subject to a modified reduction determined by increasing his age by three years. By execution below, Executive agrees that his “Highest Base Compensation” (as defined in the SERP) shall be his base compensation before the Merger Date and that the SERP shall be deemed amended to so provide, without the necessity of further notice or action. The parties agree that Exhibit 2 hereto represents the calculation of Executive’s benefit under the SERP; by execution below, Executive acknowledges and agrees that such calculation is correct and complete in all material respects.

6.    Additional Payments and Benefits. In addition to the forgoing, the Company shall pay or provide to Executive: (a) reimbursement of any ordinary and customary business expenses incurred by Executive prior to his Separation Date, such amounts to be submitted to the Company for reimbursement in accordance with the Company’s standard policies and procedures; (b) any additional benefits accrued and vested or due under the separate employee benefit plans generally maintained for the benefit of all of the employees of the Company in which Executive is a participant, the payment of which shall be subject to the terms and conditions of such separate plans; and (c) all rights to indemnification that Executive may possess as a director, manager, officer or employee of the Company or any affiliate, including any past, present, or future parents, subsidiaries and affiliates of the Company, to the fullest extent provided under the indemnification and insurance arrangements or governing documents of such entities or applicable law.

7.    Extinguishment of Company’s Obligations. Executive acknowledges that, except as otherwise expressly reserved in this Agreement, the payment of the amounts and benefits described herein extinguishes any obligations of the Company to provide severance or other payments to Executive on account of his separation from service with the Company or the consummation of the transactions contemplated under the Merger Agreement in respect of his employment, whether arising under the Severance Plan, the Bonus Plans, the SERP or any other plan, policy or arrangement under which the Company may be deemed obligated to provide separation or severance payments or benefits.

8.    Assistance and Cooperation. Executive agrees that he will furnish such information and assistance as may be reasonably necessary, taking into account his subsequent employment obligations, and requested by the Company in connection with any administrative or agency claim, charge or complaint and/or any litigation or other legal proceeding in which the Company is or may become involved. The Company agrees to reimburse Executive for his direct and reasonable expenses incurred in providing any such assistance.

9.    Nonassignability. Neither this Agreement, nor any right or interest hereunder, shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, and any attempt at such shall be void. Any benefit right or interest under this Agreement shall not in any way be subject to the debts, contract, liabilities, engagements or torts of Executive, nor shall it be subject to attachment or legal process for or against Executive. Notwithstanding the foregoing, in the event of the Executive’s death prior to the payment of all amounts properly due hereunder, payment shall be paid to Executive’s estate.

10.    Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:            To Executive:
Cleco Corporate Holdings LLC        Last address on file with Company
2030 Donahue Ferry Road
P. O. Box 5000
Pineville, Louisiana 71361-5000
Attention: General Counsel

Either party may change its address for notices by providing a written notice of such address change to the other party. All such notices shall be conclusively deemed to be received and shall be effective: (a) if sent by hand delivery, upon receipt; (b) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission; (c) if sent by registered or certified mail, as of the date indicated on the notice of confirmation of receipt; (d) if sent by U.S. mail, postage prepaid, as of the date on which such notice is postmarked; or (e) if sent via overnight mail, as of the date indicated on the notice of confirmation of receipt.

11.    Source of Payments. Payments hereunder shall be made from the general funds of the Company. Executive’s status with respect to amounts owed hereunder shall be that of a general unsecured creditor of the Company, and Executive shall have no right, title, or interest whatsoever in or to any asset of the Company or any investment which the Company may have acquired to meet its obligations hereunder.

12.    Tax Withholding. As a condition of the delivery of any payment or benefit hereunder, the Company shall withhold all Federal, state, city or other income or employment taxes required by law to be withheld.

13.    Separate Advice. Executive acknowledges that neither the Company, nor its directors, officers or employees, has provided him with advice about the terms and conditions of this Agreement, including the taxation of benefits and payments hereunder, and that neither the Company nor its directors, officers or employees has any ongoing obligation to do so. Executive has been advised to consult his own counsel prior to the execution of this Agreement and he has done so, or determined that such consultation is not necessary.

14.    General Provisions.

a.
If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or in part, such invalidity shall not affect any otherwise valid provision and all other valid provisions shall remain in full force and effect.

b.	Titles and headings used herein are solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

c.	This Agreement shall be construed and enforced in accordance with the internal laws of the State of Louisiana applicable to contracts made to be performed wholly within such state.

d.
No term or condition herein shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this agreement, except by written instrument of the party charged with such waiver or estoppel.

e.	This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

f.
Executive acknowledges that the claims provisions set forth in Section 6.2 of the Severance Plan and the arbitration provisions set forth in Section 7.10 of such plan shall govern the resolution of any dispute arising thereunder, and that the provisions of Article IX of the SERP shall govern the resolution of any claim dispute arising under such plan, and that both such provisions shall survive his Separation Date and shall be and remain enforceable in accordance with their terms.

g.
Executive agrees that each provision of this Agreement is to be given its plain meaning, that this Agreement is to be considered as a whole, and that there shall be no presumption that this Agreement, or any provision thereof, shall be construed for or against any person.

15.    Nonadmission of Wrongdoing. Executive agrees that neither this Agreement, Exhibits 1 and 2 hereto, nor the furnishing of the consideration set forth herein shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

16.    Entire Agreement. This Agreement, including the provisions of Exhibits 1 and 2 hereto, sets forth the entire agreement between the parties hereto related to the subject matter herein, and, except as expressly set forth herein, fully supersedes any prior agreements or understandings between the parties, whether orally or in writing. Executive acknowledges that he has not relied upon any representations, promises or agreements of any kind made to him in connection with the execution of this Agreement, including Exhibits 1 and 2 hereto, except as set forth herein.

17.    Code Section 409A. If and to the extent any amount payable hereunder is deemed to be “deferred compensation” within the provisions of Code Section 409A, the parties agree that: (a) this Agreement shall be interpreted and construed in accordance with such section, including any guidance promulgated thereunder; and (b) any such amount that may be paid in one of two calendar years shall be paid in the second such year, notwithstanding any provision hereof to the contrary.

THIS SEPARATION AGREEMENT is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as of the Effective Date set forth above.

CLECO CORPORATE HOLDINGS LLC:        EXECUTIVE:

By: /s/ Anthony L. Bunting         By: /s/ Keith D. Crump
Anthony L. Bunting                 Keith D. Crump
Chief Administrative Officer
Cleco Corporate Holdings LLC            Date: August 1, 2016

Date: August 1, 2016
WITNESS:

By: /s/ Monza Williams

Print Name: Monza Williams

Date: August 1, 2016

Attachments:
Exhibit 1 - Basic Waiver, Release and Covenants Agreement
Exhibit 2 - SERP Calculation

EXHIBIT 1

CLECO CORPORATE HOLDINGS LLC
EXECUTIVE SEVERANCE PLAN
BASIC WAIVER, RELEASE AND COVENANTS AGREEMENT

Name of Executive:	Keith D. Crump

Date of Delivery:	December 31, 2016

Type of Severance:	Change in Control Severance

THIS BASIC WAIVER, RELEASE AND COVENANTS AGREEMENT (the “Agreement”) is made and delivered by the executive named above (“Executive”) in consideration and as a condition of the receipt of payments as a Covered Executive under and a Participant in the Executive Severance Plan maintained by Cleco Corporate Holdings LLC, successor to Cleco Corporation (the “Company”), first effective as of October 28, 2011, as the same has been amended from time to time (the “Severance Plan”), as more fully described in that certain Separation Agreement by and between Executive and the Company and Cleco Power LLC effective as of December 31, 2016 (the “Separation Agreement”), the adequacy of which consideration is hereby expressly acknowledged by Executive.

1.    WAIVER AND RELEASE:

1.1    Claims Released. Executive, on his own behalf and on behalf of Executive’s heirs, successors and assigns, hereby releases and discharges the Company and its Affiliates (as defined in the Severance Plan), and their respective past, present, or future parents, subsidiaries and affiliates, regardless of the form of entity in which maintained, shareholders, officers, directors, managers, members, partners, owners, agents, trustees, administrators, insurers, attorneys, employees, and employee benefit plans or funds and their fiduciaries, including any predecessors, successors and/or assigns thereto (collectively, the “Protected Parties”) from any claims, demands, causes of action and liabilities of any kind (including attorneys’ fees and costs), whether based in law or equity, whether contractual or based in common or statutory law, including federal, state, and local laws, whether known or unknown, which Executive had, may now have, or hereafter may have, against the Protected Parties based upon facts occurring up to and including the date of the execution of this Agreement, other than the claims retained as provided in Section 1.2 hereof. Without limiting the generality of the foregoing, Executive hereby specifically releases and discharges the Protected Parties from:

a.     Any claims relating to Executive’s employment by the Protected Parties, including the termination thereof, the terms and conditions of such employment, employee benefits and compensation related to such employment, and/or any of the events relating, directly or indirectly, to or surrounding Executive’s termination, including but not limited to claims for discriminatory, wrongful or retaliatory discharge, breach of contract, tort, defamation, slander, and emotional distress; and

b.     Any claims of discrimination, harassment, whistle blowing or retaliation in connection with Executive’s employment, and the termination thereof, whether arising under federal, state or local law, including, without limitation, all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Rehabilitation Act of 1973, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended, the Sarbanes-Oxley Act of 2002, and, to the extent applicable to Executive, the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers’ Benefit Protection Act of 1990, as amended.

1.2    Claims Retained. Notwithstanding the generality of the foregoing Section 1.1, Executive does not waive or release any right or claim: (a) arising after the date on which Executive executes this Agreement; (b) ordinary claims for benefits accrued and vested or due as of his Separation Date (as defined in the Separation Agreement) under any benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or other benefit plan or arrangement sponsored and maintained by the Protected Parties; (c) severance amounts payable to him under the terms of the Separation Agreement; (d) any claim for compensation due under applicable law that cannot be waived as a matter of public policy; (e) any right to indemnification that Executive may possess as a director, manager, officer or employee of any of the Protected Parties to the fullest extent provided under the indemnification and insurance arrangements or governing documents of such parties or applicable law, as more fully provided in the Separation Agreement; and (f) any other right or benefit required by law to be provided that cannot be waived as a matter of public policy.

1.3    Charges. Nothing contained herein shall be deemed to prevent Executive from filing a charge or complaint, including a challenge to the validity of Section 1.1 of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”) or from participating in any investigation or proceeding conducted by the EEOC; provided that Executive understands and agrees that he shall not be entitled to participate in or receive any damages or other type or form of award relating to any event that occurred prior to her execution of this Agreement as a consequence thereof.

2.    COVENANTS:

2.1    Confidential Information. Executive recognizes and acknowledges that he has and will continue to possess confidential, proprietary, non-public information concerning the Protected Parties, whether or not deemed a “trade secret” under applicable law, which may include, without limitation: (a) books and records relating to operations, finance, accounting, personnel and management; (b) cost, price, rate and volume data, future price, rate and trading plans, and test data; (c) product and plant design and development; (d) records, computer software, customer lists, information obtained on competitors, and sales tactics; and (e) various other non-public trade or business information, including strategic business opportunities, marketing, business diversification and expansion plans, acquisitions, dispositions, methods and processes, financial data and the like (collectively, the “Confidential Information”). Executive agrees that he will not, at any time, make any independent use or disclosure of the Confidential Information, provided that nothing contained herein shall prohibit the use and disclosure of Confidential Information: (x) with the prior written consent of the Company; (y) to the extent required by law or by legal process, provided that Executive shall furnish to the Company not less than five business days prior to such disclosure, or such shorter period as may be necessitated by facts and circumstances, written notice of such law or process, including a copy of all relevant documents, and shall cooperate with the Company to object to such disclosure or to place such disclosure under seal; or (z) if and to the extent such information shall have become public information, other than on account of Executive’s breach of this covenant.

2.2    Non-Solicitation of Employees. Executive agrees that during the Restricted Period (as defined below), he shall not, directly or indirectly, whether for his own benefit or on behalf of another, or to the Company’s detriment, hire or offer to hire, or cause any person to hire or offer to hire, any officer, employee or manager of the Protected Parties, or persuade, or attempt to persuade, any such officer, employee or manager to discontinue any relationship with the Protected Parties; provided that general advertisements and/or contacts by third-party recruiters that are not initiated, directly or indirectly, by Executive shall not be deemed a breach hereof. For purposes of this Section 2.2, the term “officer, employee or manager of the Protected Parties” shall mean and be deemed to refer to individuals who are employed by the Protected Parties and individuals who ceased employment with the Protected Parties within the six-month period preceding the occurrence of a solicitation prohibited hereunder.

2.3    Business Reputation. Executive agrees that he shall refrain from performing any act, engaging in any conduct or course of conduct or making or publishing an adverse, untrue or misleading statement which has, or may reasonably have, the effect of demeaning the name or business reputation of the Protected Parties or which adversely affects, or may be reasonably expected to adversely affect, the best interests, economic or otherwise, of the Protected Parties, except to the extent such statement or conduct may be required by law or legal process.

The Company agrees that it shall direct its directors and executive officers to refrain from performing any act, engaging in any conduct or course of conduct, or making or publishing an adverse, untrue or misleading statement which has, or may reasonably have, the effect of demeaning the name or business reputation of Executive or which adversely affects, or may be reasonably expected to adversely affect, the best interests, economic or otherwise, of Executive, except to the extent such statement or conduct may be required by law or legal process.

2.4    Non-Solicitation of Customers. Executive agrees that during the Restricted Period, Executive shall not, directly or indirectly, for Executive’s own benefit, on behalf of another, or to the detriment of the Protected Parties, solicit for any business purpose, divert, or attempt to solicit for any business purpose or attempt to divert, any customer of the Protected Parties, determined as of Executive’s Separation Date; provided that this restriction on solicitation shall apply only to any customer located or doing business in the Restricted Area or who is otherwise named by the Protected Parties on an exhibit hereto.

2.5    Non-Competition. Executive agrees that during the Restricted Period, Executive shall not carry on or engage in, whether directly or indirectly, and whether as a director, officer, employee, partner, contractor, consultant, agent or other advisor, a business that competes with the Company’s Business (as defined below); provided that nothing contained herein shall prevent Executive from acquiring or holding less than 2% of the equity securities of a publicly-traded company that is engaged in the Company’s Business. The foregoing covenant shall apply only to activities carried on in or related to the Restricted Area.

2.6    Restrictions Reasonable; Severable; Reformation Permitted. Executive agrees that each of the covenants set forth in this Section 2 is intended to constitute a separate restriction. Should any covenant be declared invalid or unenforceable, such covenant shall be deemed severable from and shall not affect the remainder thereof. Executive further agrees that the covenants set forth in this Section 2 are reasonable in both time and geographic scope. Should a court of law or arbitrator, as the case may be, determine that any covenant set forth herein is unenforceable, such covenant shall be deemed reformed to the minimum extent necessary to permit its enforcement.

2.7    Remedies. In the event of a breach, or threatened breach, by Executive of the covenants set forth in this Section 2, Executive agrees that the Company shall be entitled to a temporary restraining order or a preliminary injunction, without the requirement of bond, which may be obtained by means of a judicial proceeding or arbitration, as determined in the discretion of the Company. To the maximum extent permitted by law, Executive further acknowledges that the Company shall have no further obligation to provide any payment or benefit due to Executive, or his estate, under the Separation Agreement following such breach or threatened breach, unless payment is required as a matter of law to support the validity of this Agreement. Executive agrees that the remedies set forth here shall be in addition to any other legal remedy available to the Company, including damages.

3.    DEFINITIONS: Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Severance Plan, a copy of which has been furnished to Executive.

3.1    The term “Company’s Business” shall mean the regulated electric utility business conducted within the State of Louisiana and the ownership and operation of merchant power facilities.

3.2    The term “Restricted Area” shall mean the State of Louisiana, Parishes of Acadia, Allen, Avoyelles, Beauregard, Calcasieu, Catahoula, DeSoto, Evangeline, Grant, Iberia, Jefferson Davis, Lafayette, Natchitoches, Rapides, Red River, Sabine, St. Landry, St. Martin, St. Mary, St. Tammany, Vernon, and Washington, and the State of Mississippi, Counties of Coahoma and Yazoo.

3.3    The term “Restricted Period” shall mean 24 months following Executive’s Separation Date.

4.    GENERAL PROVISIONS:

4.1    Arbitration. In addition to the Company’s equitable remedies provided under paragraph 2.7 hereof, which need not be exclusively resolved by arbitration, in the event that any legal dispute arises in connection with, relating to, or concerning this Agreement, or in the event of any claim for breach or violation of any provision of this Agreement, Executive agrees that such dispute or claim will be resolved by arbitration. Any such arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”) governing employment disputes. Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of Executive and the Company (or the arbitrator will be selected in accordance with the rules of the AAA). All determinations of the arbitrator will be final and binding upon Executive and the Company. Except as provided in Section 4.8 hereof, each party to the arbitration proceeding will bear its own fees and costs in connection with such arbitration proceedings, and the costs and expenses of the arbitrator will be divided evenly between such parties. The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision, including a judicial proceeding to enforce this provision, will be in Pineville, Louisiana.

4.2    Entire Agreement. This Agreement constitutes the final and complete understanding and agreement hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among Executive and the Protected Parties other than those set forth herein; provided that Executive shall remain bound to any confidentiality provisions contained in any handbook, policy or separate agreement with the Company or its Affiliates, and Executive shall further be bound by the terms of any additional agreement entered into as a condition of payment under the Severance Plan.

4.3    Amendment. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by Executive and the Company.

4.4    Choice of Law. The validity of this Agreement, the construction of its terms, and the determination of the rights and obligations of Executive hereunder shall be governed by and construed in accordance with the internal laws of the State of Louisiana applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.

4.5    Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent first class mail, postage prepaid, in each case as follows:

If to Executive:        Addressed to Executive
Most Recent Address on File with the Company

If to the Company:    Cleco Corporate Holdings LLC
2030 Donahue Ferry Road
Pineville, LA 71360
Attention: General Counsel

or to such other address as Executive or the Company, as the case may be, may designate by notice to the other.

4.6    Successors and Assigns. This Agreement will inure to the benefit of, and be binding upon the Company, its successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or businesses or with or into which the Company may be liquidated, consolidated, merged or otherwise combined. This Agreement will be binding upon Executive, his heirs, estate, legatees and legal representatives.

4.7    Waiver. The failure of the Company to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

4.8    Attorneys’ Fees. Section 7.9 of the Severance Plan, “Attorneys’ Fees,” shall be deemed incorporated herein by this reference and shall be applicable in accordance with its terms to any proceeding or arbitration hereunder.

4.9    Executive’s Acknowledgements. Executive understands that Section 1 of this Agreement constitutes a general waiver and release in favor of the Protected Parties, as more fully set forth therein. In connection with such waiver and release Executive acknowledges:

a.    That he has been advised to consult an attorney before signing this Agreement and that Executive has done so or has determined that such consultation is not necessary.

b.    That the Agreement was furnished to him on or before the date specified above (the “Delivery Date”) and that he has 45 calendar days after the Delivery Date to consider whether to sign this Agreement, without alteration, and return it to the Company by first class mail or by hand delivery in accordance with Section 4.5 hereof, and that if he executes and delivers this Agreement before the expiration of the 45-day period, Executive will be deemed to have waived the balance of the period.

c.    That if Executive fails to execute and deliver this Agreement to the Company before the expiration of such 45-day period, he shall be deemed to have forfeited any right, amount or benefit due to him or her under the Severance Plan.

d.    That he has been given an opportunity to review this Agreement, including the waiver and release included in Section 1 hereto, that he fully understands its provisions, and that he has voluntarily entered into this Agreement.

v

e.    That in connection with Executive’s review of this Agreement, Executive has been furnished with additional information concerning the Company’s “decisional unit,” as more fully set forth in Annex A attached hereto.

f.    That Executive may revoke this Agreement by providing written notice to the Company by hand delivery or by U.S. mail, postage prepaid, in accordance with Section 4.5 hereof, during the seven-day period following its execution; thereafter, this Agreement shall be irrevocable. Executive acknowledges that if he revokes this Agreement, the Company shall have no obligation to provide the consideration described in Section 3 of the Separation Agreement.

THIS BASIC WAIVER, RELEASE AND COVENANTS AGREEMENT has been executed on this 30th day of December , 2016.

EXECUTIVE:                         WITNESS:

/s/ Keith D. Crump                     /s/ Carla B. Works
Keith D. Crump                        Signature

Carla B. Works
Print Name

Attachment: Annex A

ANNEX A
Basic Waiver, Release and Covenant Agreement
More Information About Decisional Unit

Decisional Unit: Executive Officer and Senior Management Group, Cleco Corporate Holdings LLC and Affiliates

Your severance from employment is involuntary and is directly or indirectly on account of the consummation of the transactions contemplated under that certain Agreement and Plan of Merger dated October 17, 2014, by and between the Company and Como 1 L.P. and Como 3 Inc. Your severance is part of a series of individual terminations, all occurring on or after the time of the consummation of such transactions, and may be considered part of a single program or group under Federal law. The information below is employment data related to the employees of the decisional unit identified above, who may be affected by the single program. The first column lists the job classification of each employee in the decisional unit; the second column lists the total number of employees employed in each classification; the third column provides the age of each employee; the fourth and fifth columns list the number of employees severed by age and the number retained by age, respectively.

Job Classification	Total Employed in Classification	Employees (by age)	Number Severed (by age)	Number Retained (by age)
President and CEO	1	1 (56)	1 (56)	-
President	1	1 (45)	-	1 (45)
CFO/Treasurer	1	1(55)	1(55)	-
General Counsel	1	1(61)	1(61)	-
Other SVP’s (Corporate Services and IT; Commercial Operations; Utility Operations)	3	1(58) 1(54) 1(53)	1(58) 1(54) 1(53)	-
VP (Trans. & Distribution Operations; Generation Operations)	2	1(56) 1(48)	-	1(56) 1(48)